Exhibit 99.2

Transcript of Reis, Inc. Fourth Quarter 2008 Financial Results Call March 16, 2009 2:00PM (Eastern Time)

Speakers: Mr. Lloyd Lynford, President and Chief Executive Officer Mr. Mark P. Cantaluppi, Vice President and Chief Financial Officer

OPERATOR:
Hello and welcome to the Reis, Inc. Fourth Quarter 2008 Financial Results Conference Call.  All participants will be in a listen-only mode.  There will be an opportunity for you to ask questions at the end of today’s presentation.  If you would like to ask a question during the question and answer session, please press "*" then "1" on your touchtone phone.  You will hear a tone to confirm that you have entered the list.  If you decide you want to withdraw your question please press "*" then "2."  If you should need assistance during the conference, please signal an operator by pressing "*" then "0" on your touchtone phone.  Please note this conference is being recorded.

Now, I would like to turn the conference over to Mr. Lloyd Lynford.  Mr. Lynford, you may begin.

LLOYD LYNFORD:
Good afternoon.  This is Lloyd Lynford, President and CEO of Reis.  Today we have with us Jeffrey Lynford, our Chairman and my brother; Jonathan Garfield, Co-Founder and our Executive Vice President; Mark Cantaluppi, Reis’s Chief Financial Officer; and other members of Reis’s senior management team.

First, I need to provide our legal disclaimer.  Today’s comments may include forward-looking statements which involve a number of risks and uncertainties and are based on currently available information and current management outlook or expectations.  Actual results may differ materially from those in the forward-looking statements.  In addition, we do not plan to update any forward-looking statements to reflect subsequent events or circumstances or if our expectations change.  For more information relating to the risks and uncertainties involved in our forward-looking statements and the Company generally, please see the “Risk Factors” and “Forward-Looking Statements” sections of our recent filings with the SEC, including our 2008 Form 10-K filed this past Friday.

This call is being broadcast live over the Internet and will be available for replay for a period of time following the call.  A link to the webcast of this call as well as information on the replay is available at www.reis.com/events.

On Friday, we filed our Annual Report on Form 10-K and issued an earnings press release, copies of which can be found at the Investor Relations portion of our website.

Our presentation this afternoon will include my comments on Reis’s fourth quarter, all of 2008, as well as current market conditions.  I will in turn ask Mark to speak about our three real estate projects and review our financial performance.  Afterwards, we will open the telephone lines for your questions.

I am pleased to report that Reis Services, the engine of our company, had a record year with respect to revenues, EBITDA and EBITDA margin, confirming once again the soundness of our business model and the critical nature of our information products for our subscribers.

As we have said to you on previous calls, our historical experience through multiple cycles tells us that credible third party market information remains vital during periods of economic distress as owners and lenders struggle to determine property values and to develop strategies for coping with underperforming assets and portfolios.

During the worst economic environment in over half a century, we are pleased to have a business model whose pillars are our proprietary database, annual subscriptions and recurring revenue.  Although Reis is not immune to the painful contractions occurring throughout the global economy, we are indeed fortunate to operate a highly profitable business that is not dependent on coming in every morning to sell the inventory on the shelves.

Our growth has slowed in the third and fourth quarters, as some large financial institutions have failed, merged, downsized or otherwise curtailed costs.  These events have put pressure on our resubscription rates and our ability to obtain price increases.  Fortunately, our subscriber base is diversified.  No one customer accounted for more than 2.4% of 2008 revenues.

I also want to remind you that Reis’s model is usage-based and that the total number of market reports consumed in 2008 actually increased, despite the fact that the value of commercial real estate transactions declined by approximately 60%.  A preliminary review of data for the first two months of 2009 indicates that our customers’ report usage continues to be up year-over-year.  These facts cannot be minimized.  They confirm that the demand for market information follows the assets themselves.  Someone, some entity, continues to be charged with their supervision even, perhaps especially, during times of plunging transaction volume, bone-dry financing availability and fear.

The introduction last month of our Value Alert℠ product at the Mortgage Bankers Association Annual Meeting in San Diego illustrates the power and flexibility of Reis’s databases and delivery platform, as well as the inventiveness of our product development and technology teams to respond immediately to the opportunities presented by the duress that has spread throughout the marketplace.

Some of our customers with mortgage portfolios had been telling us about their need to perform what I call analytical triage on their assets, to determine which required immediate emergency intervention and which could wait their turn on the table.  Within weeks, we studied the issue, assessed what fundamental data we had to address the problem, harnessed our real estate and economic talent to determine the analytics required, wrote a product specification and built the appropriate interface to deliver Value Alert.

Simply stated, Value Alert quantifies changes in the market values of individual properties based on trends in rent, occupancy, operating expenses and capitalization rates within the competitive submarket in which the asset is located.  This tool provides an instant indication of how cash flow and value are likely to have changed since a property was acquired or a mortgage was originated and can be employed by our clients to perform an efficient review of their portfolios.

In order to understand what Reis does and how it serves the commercial real estate market, it is useful to distinguish Reis’s business model, products and role within client organizations from those of other commercial real estate information firms.  Most of those firms have products and value proportions geared almost exclusively to transaction-related or marketplace activities, and business models that depend on the number of properties listed on their websites or on the number of users of their products.

Again, Reis’s model is predicated on report consumption, typically driven by crucial decisions that need to be made about the actual assets.  We believe not only that we will perform well during the protracted recession, but that our brand, our reputation for analytical excellence and our strong, well adopted products position us for a future of reaccelerated growth.

As I briefly review our financial performance I would like to discuss two themes.  First, the ongoing successful performance of our core Reis Services business and second, our reduced expectations surrounding our legacy single family development projects as an almost unprecedented decline in national residential sales and prices takes its toll on the disposition of those properties.  Although we continue to make progress toward our ultimate goal of exiting the residential development business, which now accounts for just 8.6% of our total assets, the results of this segment continued to burden our consolidated numbers during the fourth quarter and fiscal 2008.

The results of the Reis Services segment are obscured within our consolidated numbers by the impairment charges totaling $9.7 million that we took with respect to our East Lyme and Claverack properties.  Later, Mark will discuss the methodology we employed to determine the level of impairment and will also discuss the real estate operations generally.  However, it is important to note during the course of this conference call the contracting performance and characteristics of these two segments.

Reis Services’s competitive advantages served us well as we responded to the pressures of a difficult market in 2008 and especially in the fourth quarter.  EBITDA for the Reis Services segment totaled approximately $3 million, representing a 47% EBITDA margin and an 18% growth rate over fourth quarter 2007 EBITDA of approximately $2.6 million.  For the year, EBITDA was approximately $11.5 million, representing a 45% EBITDA margin and a 36% growth rate over 2007 pro-forma EBITDA of approximately $8.5 million.

Despite these very strong results, senior management recognizes that we must be especially prudent to sustain the health and support the growth of the Company.  Toward that end, and because no one can be sure when the economy will stabilize and begin to recover, we have made a series of decisions to control costs.  Mark will also discuss some of the cost savings we have implemented, but I would like to mention a few key measures: Reducing 2008 bonuses; freezing 2009 salaries company-wide; selective reductions in non-key personnel; and an overall heightened focus on cost control.

Where we will not curtail spending is in our essential research activities nor in new product development.  We believe now is the time to focus on the market coverage, products, services and analytics that will provide additional value to our subscribers and prospects and that will further distinguish Reis from our competition.  As most of you know, Reis is recognized as a leader in providing sophisticated market information and property and portfolio analytics to debt and equity investors and the service firms that support them.

We will continue to push the envelope with respect to building our proprietary databases and developing new products.  One example of that is our upcoming May 2009 release of coverage on 27 new shopping center markets, to be followed by 35 more markets in August, bringing our total coverage to over 135 shopping center markets.  While we are making a heightened commitment to cost control, we are also positioning the firm for future growth.

Again, while it is unclear when the current economic downturn will end, we are certainly well past its beginnings, the first signs of which could be dated to the sub-prime meltdown two years ago.  During those two years, 2007 and 2008, Reis Services has grown its EBITDA by 88% representing a $5.4 million increase.  Since our merger with

Wellsford, the segment has generated incremental cash of $9 million even after paying down $2.25 million of our acquisition debt and continuing to invest in new products.

Our efficient fixed cost structure has allowed us to realize these favorable results.  In fact, our 2008 expenses were the same as in 2006.  All of these achievements are testimony to our ability to provide our subscribers with products and services that are mission critical to their businesses.

Our cash balance, our enviable EBITDA margin, our manageable debt and our demonstrated ability to control costs all suggest that we are well positioned to weather the turbulent economic climate and, upon a recovery in the economy in the market, to resume the dynamic growth that has characterized Reis Services over the last several years.

I would now like to turn the call over to Mark Cantaluppi to discuss our real estate and our financial results.

MARK CANTALUPPI:
Thank you, Lloyd.  Obviously the most significant event related to the residential development projects was the $9.7 million of aggregate impairment charges recorded in December 2008.  These charges were the ultimate outcome of a few considerations, including the continuation of deteriorating market conditions in the fourth quarter, a change in intent by management with regards to significantly lowering our price expectations, pursuing bulk sales of land and the fact that buyer/development financing is unavailable.

We were not alone in recording impairment charges at this juncture.  A number of national and regional homebuilders also reported significant write-offs on home inventories and land banks during the fourth quarter of 2008.

Of the $9.7 million, $7 million related to East Lyme and $2.7 million to the Claverack projects.  After these charges, we have total assets of $4.6 million on the balance sheet for East Lyme and $3.2 million for Claverack.  At December 31, 2008, these two projects accounted for $7.8 million, or just 6.5% of consolidated total assets.

Although it is taking longer than we would like, I assure you that management remains committed to exiting the residential development business.  As we have stated in the past, we have engaged brokers and continue to meet with prospects for East Lyme and Claverack as they are identified.  The significant challenge continues to be the inability by developers or investors to obtain financing or investment capital related to new developments.  Even developers who have the financial wherewithal are reluctant to take on properties under current market conditions, which may force them to delay building for a number of years while incurring costs to carry those properties.

Our inability to sell these assets as quickly as we would like is frustrating.  It is important to note, however, that the diminished activity at these two projects, including the cessation of homebuilding and any new infrastructure work, has allowed us to reduce project-related operating and carrying costs.  These savings are on top of the significant reductions in parent level corporate expenses that I briefed you on last quarter.  As we continue our search for buyers in 2009, we will take every opportunity to wring out additional savings.

A positive impact that I would like you to realize is that if we sell the East Lyme and Claverack projects at the currently reported carrying amounts, they will generate over $21 million of tax losses that will be available to offset future taxable income on a consolidated basis, including profits generated at the Reis Services segment.  We believe these tax losses will not be subject to annual limitations.

The bright spot in our residential development segment continues to be our 259-unit Gold Peak project.  Through December 31st, we sold 239 units with an additional 3 sales through March 13th.  Currently, 5 units are under contract, leaving only 12 units available to buyers.  Gold Peak’s book value was $2.6 million at December 31, 2008, or just 2.2% of consolidated total assets.  This equates to a remaining cost per unit of $131,000, which is well below the average gross sales price on the 239 closed units of $303,000 per unit.  However, the remaining units are generally smaller sized and we are offering modest concessions.

I will now discuss our financial results.  The financial information I will present this afternoon includes the actual results for the fourth quarter and year ended December 31, 2008 as compared to the results for the fourth quarter and year ended December 31, 2007 and the trailing quarter ended September 30, 2008.  Please note that the information for the year ended December 31, 2007 is presented on a pro-forma basis.

Consolidated revenue for the fourth quarter of 2008 aggregated $8.4 million, which is comprised of subscription revenue of $6.4 million and sales revenue from residential development activities of $2 million.  Consolidated revenue for the year ended December 31, 2008 aggregated $47.6 million, which is comprised of subscription revenue of $25.8 million and sales revenue from residential development activities of $21.8 million.

The Company had a consolidated net loss of $8.7 million for the fourth quarter of 2008, or negative $0.80 per share on a basic and fully diluted basis.  Consolidated net loss for the year ended December 31, 2008 was $7.5 million, or negative $0.68 and negative $0.71 per share on a basic and fully diluted basis, respectively.  The net loss for both 2008 periods was negatively impacted by the $9.7 million of impairment charges I previously mentioned.

The Company also reports EBITDA, which we believe is a useful measure to understand the financial performance of Reis Services.  Since EBITDA is a non-GAAP financial measure, I must caution you about its limitations.  In MD&A of our 2008 annual report filed on Form 10-K and in our earnings release, both issued Friday, we include cautionary language about the use of EBITDA and Adjusted EBITDA as non-GAAP measures and present reconciliations of net income to EBITDA and Adjusted EBITDA for the quarter and year ended December 31, 2008 and for the comparable 2007 periods.  The annual 2007 information is presented on a pro forma basis.  Both our 10-K and press release are available at the Investor Relations portion of our website at www.reis.com.

Following are additional performance metrics for the Reis Services segment:  EBITDA for Reis Services was $3,026,000 for the fourth quarter of 2008, representing a 47.2% margin.  EBITDA was $11.5 million for the year ended December 31, 2008, representing a 44.6% margin.  In the fourth quarter of 2008, EBITDA grew 17.5% from $2,575,000 in the 2007 quarter to $3,026,000 in the 2008 fourth quarter.  The EBITDA margin improved from 40.2% to 47.2%.  Revenue was $6.4 million in both periods.

For the year ended December 31, 2008, EBITDA grew 35.6%, from $8.5 million to $11.5 million.  The EBITDA margin improved from 35.9% to 44.6%.  For the year ended December, 31, 2008, revenue grew approximately 9.2% over the 2007 pro forma period from $23.7 million to $25.8 million.  Annual 2007 revenue was positively impacted by special project and consulting work in excess of the amounts recorded in the 2008 annual period by approximately $339,000.  Without the additional revenue from special project and consulting work in 2007 in excess of 2008 amounts, the growth in our primary subscription business would have been $2.5 million or 10.8%.

Comparing the results for the fourth quarter of 2008 and the preceding third quarter,

revenue decreased 1.7% from $6,524,000 to $6,411,000.  However, EBITDA grew 2.1% from $2,965,000 in the 2008 third quarter to $3,026,000 in the 2008 fourth quarter.  The EBITDA margin also improved from 45.4% to 47.2%.

The increase in EBITDA over the comparable 2007 periods is primarily the result of 1) as it relates to the annual comparison, the revenue growth of 9.2% for the year ended December 31, 2008 over the pro forma annual 2007 period, 2) the effect of a significant portion of the revenue growth translating directly to EBITDA growth as a result of our largely fixed cost structure, as demonstrated by the increase in EBITDA margins, 3) as it relates to the annual comparison, higher expenses in the pro forma year ended December 31, 2007 as a result of accruals for other obligations of private Reis that were not merger-related costs or costs of the merged entities and 4) management implementation of cost control measures during 2008.

Our revenue trend was impacted by a reduction in our overall annual renewal rate over the latter part of 2008.  During 2008, our annual renewal rate for the year was 88% for all customers and 90% for our institutional customers.  We believe these are still strong numbers especially under current market conditions and in fact are in line with renewal rates and the trend in renewal rates of other subscription-based business information companies.

Regarding costs and expenses of the Reis Services segment, the residential development activities segment and the public company costs during 2008 and into 2009, management has been challenging and controlling costs at every level.  The cost savings measures include: significantly reducing our insurance costs during 2008, which savings will carry into 2009, terminating the old Wellsford corporate office lease a few months early, company-wide, eliminating a few positions that were redundant or for initiatives that we decided to forgo, phasing out some other positions for employees in the residential development activities segment over the next year as asset sales are completed, freezing base wages for all Reis employees at the 2008 levels, cutting 2008 cash bonuses for senior executives from 2007 annualized amounts, and identifying and reducing costs across all other expense categories.

Following are some balance sheet statistics at December 31st.  Stockholders’ equity was $73.7 million.  The Company had approximately 11 million common shares outstanding, which equates to a book value per share of $6.70.  Directors and senior management of the Company beneficially own 28% of the outstanding stock.  Total consolidated assets aggregated $120 million.  Cash and cash equivalents aggregated $24.2 million, or $2.20 a share.  Customer receivables aggregated $5.6 million at December 31st.  Our bad debt reserve and 2008 write-offs were insignificant.

Our annual contract model provides a significant level of revenue visibility and predictability relative to future periods.   The Company reported deferred revenue of $12.1 million.  Deferred revenues represent revenues from annual or longer-term contracts for which we have billed and/or received payments from our customers related to services we will provide in the future.  It does not include an additional $9.8 million of revenue under contracts for which we have the contractual right to bill at a future date.  As time passes, deferred revenues are recognized as income primarily on a straight-line basis over contractual periods.

Our balance sheet continues to strengthen.  Total debt aggregated $28.2 million, of which $5.1 million relates directly to the East Lyme project and $22.8 million is the remaining outstanding balance of the Reis Services acquisition debt.  During 2009, we will repay the remaining $5.1 million of the residential development debt, which comes due in June.  Of that amount we have already paid $900,000 in January.  We will make scheduled quarterly principal payments aggregating approximately $3.5 million for the year on the

Reis Services debt.  Notably, all of these debt payments can be made from our existing cash balance.

The Reis Services debt matures in September 2012 and has an interest rate of LIBOR plus 1.5% per annum.  For the months of January, February and March 2009, we paid interest at an all-in effective rate on this debt of just under 2%.  This lower rate reflects the combination of historically low LIBOR and a lower spread resulting from improvements in our leverage ratio due to EBITDA growth and cumulative principal repayments.

As you may recall, in December 2008 we implemented a program to repurchase up to $1.5 million of Reis stock.  In December, we repurchased 2,400 shares at an average price of $3.66 per share.  We have been able to repurchase stock during the current blackout period as a result of a 10b5-1-plan, put in place prior to our trading window blackout.  Through the close of the market this past Friday, March 13th, 2009 we have cumulatively repurchased 19,200 shares at an average price of $4.06 per share.  We have approximately $1,422,000 million of availability for future repurchases under this plan.

The number of shares purchased is limited on a daily basis to a percentage of the four-week trailing average trading volume.  As of this time we have not purchased any blocks of stock; however, we will consider making block purchases if and when an opportunity presents itself.

With that I will now open up the call for questions.

OPERATOR:
Thank you.  At this time, if you would like to ask a question, please press “*” then “1” on your touchtone phone.  You will hear a tone to confirm that you have entered the list.  If you decide you want to withdraw your question please press “*” then “2”.  That is “*” then “1” to ask a question.  We will now pause to allow parties to enter the queue.

Mr. Connolly?

PAUL CONNOLLY:	Yes.

OPERATOR:	Okay, you are in the queue. You may ask your question, sir.

PAUL CONNOLLY:	Hello, gentlemen.

LLOYD LYNFORD:	Hello.

MARK CANTALUPPI:	Hi, Paul.

PAUL CONNOLLY:	How are you all?

MARK CANTALUPPI:	Good, thanks, how are you?

PAUL CONNOLLY:	Fine. Mark, could you help quantify the cost reductions that you outlined in your speech there – what it would, how it would impact expenses in 2009 versus in 2008?

MARK CANTALUPPI:
The last time we had talked we said it was about $1.2 million through the third quarter on an annualized basis related to G&A at the public company level.  I think on an annualized basis, considering all of those things that I said, that number is probably a little closer to somewhere between $1.3 million and $1.4 million, maybe even a little more.  At the Reis Services level, there is probably a couple hundred thousand dollars of cost savings that we’ve done as a result of a handful of things not including the step-up in…if we had given salary increases – that would be a significant number that’s being held back there.  On the real estate stuff, again there it’s got to be at least…probably about $300,000 on the real estate stuff on an annualized basis and as things go along and as we sell assets, those numbers will continue to grow up.

PAUL CONNOLLY:
So, in total, between Reis Services and the real estate we should be looking at a reduction of SG&A in 2009 versus 2008 as is without having sold any of the real estate that we are trying to sell would be roughly what $1.5, $1.8 million?

MARK CANTALUPPI:	No…I think it’s closer to somewhere between $2 million and $2.5 million, all in.

PAUL CONNOLLY:
$2 million and $2.5 million, okay and then from the standpoint of real estate activities, now that we’ve basically shut down all activities except Gold Peak, we are not…we don’t have any future cap ex expenditures on those properties – is that correct?

MARK CANTALUPPI:
There is some minor cap ex that continues to be required at East Lyme – not substantial, just to finish out some road work.  The benefit of completing that work, though, is that we will be able to reduce some bonding requirements there and get some cash back that’s currently in the restricted cash line item.  It’s only a couple hundred thousand dollars, I think, to finish some of the road work that was required at this point in time.

PAUL CONNOLLY:	Okay, great. And just one last question on the stock buyback program, can you help me define a block purchase?

MARK CANTALUPPI:	A block purchase is anything that’s greater than…basically it’s anything that’s not being purchased relative to the measurement of our trailing trading volume.

PAUL CONNOLLY:	Okay, so you’re subject to a 25% limitation on trailing for a week.

MARK CANTALUPPI:	That’s right.

PAUL CONNOLLY:	And then you can buy anything over and above that should a block appear.

MARK CANTALUPPI:	Under the safe harbor rules, I think we can only buy one block a week and on that day, to continue to be within the safe harbor, we wouldn’t be able to buy stock up to the average daily trading limit.

PAUL CONNOLLY:	Okay, great. Thank you very much – appreciate it.

LLOYD LYNFORD:	Okay, thanks Paul.

OPERATOR:
Again, as a reminder, if you would like to ask a question or a comment please press “*” then “1” on your touchtone phone, that is “*” then “1” to ask a question or have a comment.

Our next question will come from Charles Levy from Smith Barney.  Please go ahead.

CHARLES LEVY:
Good afternoon, gentlemen.  I apologize up front because I had been traveling back last August when the acquisition attempt was made or merger attempt was made.  I never really heard any details about what went on as far as their attempt to buy the company or what your thinking was in rejecting the offer.  I wonder if you could just briefly fill me in on that?

LLOYD LYNFORD:	Sure. This is Lloyd Lynford. I think I separate our thinking into two categories: one,

process, the second, financial.  Process-wise, it was very difficult to engage their offer because they wouldn’t sign standard non-disclosure agreements and so that made it very difficult and counsel advised us that really as a public company we couldn’t provide any meaningful information particularly because this was a company that already gone public with their announcement of prior conversations.

I think the financial one was that we felt at that time, our Board felt at that time after engaging third-party financial and legal counsel that the offer was inadequate given the earning power and prospects of the Reis Services segment.  Specifically now, with the benefit of looking at our 2008 performance in total, we can see that the Reis Services segment generated $11.5 million of EBITDA.

I think the franchise value or the imputed franchise value of the CoStar offer was approximately $114 million.  You know, one view was that at $11.5 million of EBITDA, that represented about a 10% EBITDA return to the implied franchise value and we just didn’t think that…we thought that that level of return commanded…should have commanded a higher valuation than that in terms of franchise value.  And now, what…as we look at the…as our Board looks at the opportunity of acquiring some of our own stock, we look at a current market cap of roughly $27 million to $30 million and do that same calculation that I just did for you, $11.5 million of trailing EBITDA, you know, we see a 35% EBITDA return if you will on our market capitalization and I think our Board sees that as a fairly extraordinary opportunity to buy in shares.  So I think that might give you a little bit of a sense of both the process issues as well as some of the financial considerations that our outside advisors and our Board looked at when we last August determined to reject the CoStar offer.

CHARLES LEVY:	Okay. Thank you very much.

LLOYD LYNFORD:	You’re welcome.

OPERATOR:	Our next question will come from Ross Haberman from Haberman Funds. Please go ahead.

ROSS HABERMAN:	Thanks guys. They were close. Lloyd, how are you?

LLOYD LYNFORD:	Good. How are you, Ross?

ROSS HABERMAN:
Could you…I jumped off for a moment or so and just got back on.  Could you go over the valuation on the real estate, are those…would you say those are fair market are those bulk sale levels?  I am just trying to get a sense of, you know, because all of these appraisals are an art, it’s not a science, are we going to see additional write-downs, additional reserves or do you really think you’ve been ultraconservative with the appraisals after this $9.7 million reserve?

LLOYD LYNFORD:	I am going to defer to Mark on that.

ROSS HABERMAN:	Okay.

MARK CANTALUPPI:
You know, I think basically the process and the analysis that we went through to make a determination on where we are, we looked at, you know, we really took a hard look at costs and we took a hard look at pricing to see where we were evaluating these things prior to the end of the year.  And with that we made a determination that …at this level, you know, these are priced, you know, we feel that we have these things priced to move at a bulk sale both at East Lyme and at Claverack to get these things out the door and complete sales and continue to move on.  The values also attribute a charge against the inventory that’s in place on the handful of homes that we have at East Lyme.  I am not going to give individual specifics, just because I don’t want to hurt us from a competitive situation, but I definitely believe that at $7 million of total assets here that if we can do these sales, I think these are realistic and reasonable numbers that we’ve written down to.

ROSS HABERMAN:	Are you actively engaged in negotiations on bulk sales today?

MARK CANTALUPPI:	Negotiations is a hard term.

ROSS HABERMAN:	Okay.

MARK CANTALUPPI:
I would say we are actively discussing and continue to parse through the people who come to the property.  First and foremost, I think we need to make a determination on who is a real person versus who is just out there as a real bottom feeder.  Who also has financial wherewithal to do a deal versus someone who is just out there throwing numbers just to fish.  Jeffrey and the other guys on the real estate team, they have been talking to a lot of people.  Some conversations are better than others but at this point in time, I can’t further acknowledge the status of any discussion.

ROSS HABERMAN:
Okay.  And just one final question on the Reis side, I guess this would be for Lloyd.  Lloyd, you talk about a little bit of pricing pressure – what’s your thought over the next year, do you think you are going to have from what you can see today much more pricing pressure and did you throw out any expectations on either revenue or cash flow for the Reis unit for ’09?

LLOYD LYNFORD:
To the latter, we did not.  We don’t as you know offer guidance on those kinds of things, but I would expect that for…a good percentage of 2009 that we will continue to feel some pricing pressure.  It’s the kind of thing where even if a customer’s usage is increasing but a component of their users has been laid off, it’s often difficult to argue for a significant price increase.  So I would think that until we see transaction volume, particularly the numbers of transactions, begin to stabilize and perhaps move up that we will feel some pricing pressure.  I think we have some initiatives that are attempting to mitigate any pricing pressure we have on our traditional Reis SE product line by, and that was the purpose of me addressing the Value Alert product in my remarks, is that we have launched a series of products and initiatives that speak directly to the risk management and credit administration sides of our clients because those areas really do represent fresh budgets, new budgets, that we’re not currently tapping into in a significant way, that we feel that those products can help us to offset some of the pressure that we feel for kind of our traditional SE product line.  But I would say that until the latter part of this year, assuming that the economy and the market begins to stabilize that we will feel pricing pressure that is somewhat similar to what we have experienced over the last three to six months.

ROSS HABERMAN:	Okay, thank you guys. Best of luck.

LLOYD LYNFORD:	Thank you.

OPERATOR:	We show no further questions at this time. I would like to turn the conference back over to Mr. Lynford for any closing remarks.

LLOYD LYNFORD:
Thank you and thank you to all of you who have participated in our call this afternoon.  As always, Mark and I are available to speak to stockholders of Reis and we would be happy to answer your questions within the parameters regarding selective disclosure, of course.  In summary, we are pleased to report that our core business, Reis Services, continues to be successful and highly profitable.  Over the last two years, 82% of incremental revenue has fallen to EBITDA.

Moreover, we are making deliberate progress toward exiting the residential development business.  We will continue to be alert to the opportunities for growth afforded by the difficult market while simultaneously exercising prudent cost control.  We believe that our current stock price grossly underestimates the value of our company.  Consider that Reis Services’ principal payments during 2009 will total approximately $3.5 million followed by approximately $6.5 million in 2010.  The segment’s cash flow capacity comfortably supports these levels of repayment.  In light of these facts, it is important to note that our current consolidated cash balance totals $2.20 per share, 78% of Friday’s closing stock price of $2.83.  This is another of the considerations that led us to initiate our stock repurchase program.  We will continue to assess the results of this program as we work to unlock the intrinsic value of our franchise.  We look forward to updating you in mid-May on our progress against all of these important objectives.  Thank you and have a good afternoon.

OPERATOR:	The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.